Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG SECOND QUARTER OF
FISCAL 2020

Net Sales in the Second Quarter Increase 7%, or $3.4 Million, to $53.7 Million with Growth in Both the Enterprise and Education Divisions

All Access Pass and Pass-Related Sales Increase 28% Over Prior Year Second Quarter

Gross Profit Increases 9%, or $3.3 Million, to $38.7 Million for the Second Quarter Compared with $35.4 Million in Fiscal 2019

Results of Operations Improve $3.2 Million in the Quarter Compared with the Prior Year and Adjusted EBITDA Improves 321%, or $3.1 Million, to $4.1 Million Compared with $1.0 Million in the Second Quarter of Fiscal 2019

Cash Flows from Operations Increase 30% to $17.4 Million Compared with $13.4 Million in the First Half of Fiscal 2019

Company’s On-Demand, Live-Online, and Microlearning Modalities Assist Clients Through Uncertainty and Change

Company Addresses Guidance for Fiscal 2020

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its second quarter of fiscal 2020, which ended on February 29, 2020.

Introduction

Bob Whitman, Chairman and Chief Executive Officer, commented, “In these challenging times, we have been doing a lot to help our clients, and even non-clients, respond to the new challenges they face.  We created a special set of digital materials for our All Access Pass holder organizations entitled, Leading Through Uncertainty that provided them with a guide for utilizing various All Access Pass resources to help them lead through change, build the skills of proactivity and resiliency throughout their workforce, and lead in a remote environment, etc.  These resources are providing clients with the ability to engage their work forces, and provide team-building and development opportunities for their remote workers, utilizing digital assets and training, as well as experiencing even higher engagement by having Franklin Covey consultants facilitate these sessions live on-line.  Similarly, in the Education Division, we curated a special collection of family educational resources and provided them to all of our Education clients.  In addition, given that so many families are now in a home-schooling situation, we are providing these resources free of charge to the general public on our website, LeaderInMe.org.  These robust educational resources include hundreds of videos, articles, and tools for families to be used with their children at home, including such things as animated videos that teach life skills, coloring pages, in-home activities for families, award winning videos made by students, and our Leader in Me Weekly newsletter, which features relevant tools and articles for these challenging times.  Our employees, many of whom have always worked remotely, are now all working remotely.  We are pleased to report that, with only a few exceptions, they and their families are safe and healthy.  We appreciate the extraordinary lengths to which our employees are going to serve our clients now, more than ever.”

Whitman continued, “Following a strong start to fiscal 2020 in our first quarter, we were very pleased with our second quarter results, which reflected continued growth in our subscription-based business model and high levels of flow-through from incremental sales to Adjusted EBITDA.  In the second quarter of fiscal 2020, we generated strong growth in sales and gross profit, improved operating results, and achieved a 321% increase in Adjusted EBITDA over the second quarter of the prior year.  Our revenue increased 7%, or $3.4 million, to $53.7 million, with growth occurring in both our Enterprise and Education Divisions, and our Adjusted EBITDA improved $3.1 million over last year’s second quarter to $4.1 million.”

Whitman added, “Our second quarter results were driven by continued strong growth in our subscription-based offerings.  Sales of Franklin Covey’s All Access Pass (AAP) and related services grew 28% over the prior year and the Education Division’s 12% sales growth in the quarter was primarily driven by increased Leader in Me subscription revenues.  Our second quarter results reflect a significant number of big client wins and many contract expansions.  Domestic direct office revenues grew by 9% over the prior year and our direct office segment managed to grow 4% despite significant business disruptions from the COVID-19 outbreak in Asia that significantly impacted our direct office operations in China and Japan.  Tragically, the COVID-19 pandemic will impact many lives, and unfortunately will also adversely impact world economies and our business operations during the second half of fiscal 2020.”

Whitman concluded, “In our experience, during times of uncertainty and fear, it is natural for there to be a period of time when people and organizations are busy adapting to change.  During such times, normal business and decision-making processes are often interrupted.  The past weeks have been just such a time.  However, once organizations gain their bearings they confront the new reality, and seek to sharpen the focus and execution of their organization, build trust with all stakeholders in a time of uncertainty, and transform fear and uncertainty into high levels of engagement.  Helping organizations achieve results that require behavioral change, at scale, is what Franklin Covey does best, and we are honored at the trust which is being extended to us by hundreds of organizations during these times to help them accomplish these, and similar objectives.  While the coming months will be full of uncertainty and challenges, we are grateful that we entered this period strong operationally, strategically, and financially:  1) Operationally Strong – with continued broad-based momentum from the second quarter and for fiscal 2020, especially in our subscription business; 2) Strategically Strong – our subscription model provides clients with the ability to access our best-in-class content and solutions across a wide variety of delivery modalities, including digital, live on-line, and in weekly micro-learning bursts.  Our investments in technology are allowing us to work with clients who have the need to convert previously-booked onsite services to live-on-line or digital to accommodate employees working remotely; and 3) Financially Strong – we entered this period with significant cash balances and a strong balance sheet.  We know the days ahead will be very challenging; however, we expect to exit this period having significantly increased our strategic strength by helping our clients achieve their most important organizational results during these challenging times.”

Financial Overview

The following is a summary of key financial results for the quarter ended February 29, 2020:

◾
Net Sales:  Consolidated revenue for the second quarter of fiscal 2020 increased 7% to $53.7 million, an increase of $3.4 million, compared with net sales of $50.4 million in the second quarter of fiscal 2019.  Sales growth during the quarter was broad-based across the Company’s Divisions.  Enterprise Division sales during the second quarter of fiscal 2020 increased 3% to $40.7 million, compared with $39.3 million in fiscal 2019 despite significant decreases in the Company’s China and Japan direct offices and certain international licensees related to business disruption from the COVID-19 pandemic.  Education Division revenues increased 12% to $10.9 million, compared with $9.7 million in the second quarter of fiscal 2019.  The Company’s sales growth during the quarter was primarily driven by increased sales of subscription services in both the Enterprise and Education Divisions, and sales of All Access Pass and related services in the Enterprise Division increased 28% in the quarter.  For the last 12 months, net sales grew 6% to $233.5 million, an increase of $14.1 million, compared with $219.5 million for the 12 months ended February 28, 2019.

◾
Deferred Subscription Revenue and Unbilled Deferred Revenue:  For the quarter ended February 29, 2020, the Company’s reported subscription and subscription-related revenue grew 24% compared with the second quarter of fiscal 2019.  At February 29, 2020, the Company had $48.0 million of deferred subscription revenue on its balance sheet, a 21%, or $8.4 million, increase compared with deferred subscription revenue on the balance sheet at February 28, 2019.  At February 29, 2020, the Company also had $34.8 million of unbilled deferred revenue, a 39%, or $9.8 million, increase compared with $25.0 million of unbilled deferred revenue at February 28, 2019.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company’s balance sheet.

◾
Gross profit:  Second quarter 2020 gross profit increased 9%, or $3.3 million, to $38.7 million compared with $35.4 million in fiscal 2019.  The Company’s gross margin for the quarter ended February 29, 2020 improved 171 basis points to 71.9% of sales compared with 70.2% in the second quarter of the prior year, reflecting increased subscription revenues.

◾
Operating Expenses:  The Company’s operating expenses for the quarter ended February 29, 2020 increased $0.1 million compared with the prior year, which was due to increased selling, general, and administrative (SG&A) expenses.  However, SG&A expenses as a percent of sales decreased to 67.4% compared with 71.3% in the second quarter of the prior year.  Increases in SG&A expense were primarily related to increased commissions and bonuses on higher sales, increased investments in new sales and sales-related personnel, and a $0.8 million increase in non-cash stock-based compensation.  These increases were partially offset by $0.4 million of decreased licensee transition costs related to the fiscal 2019 acquisition of the Company’s licensee in Germany, Switzerland, and Austria (GSA); a $0.4 million decrease in China office expenses resulting from suspended business operations due to the COVID-19 outbreak; and cost savings in various other areas of the Company’s operations.  At February 29, 2020, the Company had 255 client partners compared with 230 client partners at February 28, 2019.

◾
Operating Loss:  The Company reported a loss from operations for the second quarter of fiscal 2020, but its loss improved to $(0.4) million compared with $(3.6) million in the same quarter of fiscal 2019.

◾	Adjusted EBITDA: Adjusted EBITDA for the second quarter increased 321%, or $3.1 million, to $4.1 million, compared with $1.0 million in the second quarter of the prior year.
◾
Income Taxes:  The Company’s effective income tax benefit rate for the quarter ended February 29, 2020 was approximately 219% of the loss before income taxes compared with an effective benefit rate of approximately 10% of the loss before income taxes in the second quarter of fiscal 2019.  The higher tax benefit rate in fiscal 2020 was primarily due to the exercise of stock options, which produced a $1.8 million tax benefit in the quarter.  The tax benefit rate in the second quarter of fiscal 2019 was decreased significantly by Global Intangible Low-Taxed Income (GILTI), nondeductible expenses, and effective foreign tax rates which were considerably higher than the U.S. federal statutory rate.

◾
Net Income:  The Company reported net income of $1.1 million, or $0.08 per diluted share, for the second quarter 2020, compared with a net loss of $(3.5) million, or ($0.25) per share, in the second quarter of fiscal 2019, reflecting the above-noted factors.

◾
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $24.8 million of cash at February 29, 2020, compared with $27.7 million at August 31, 2019.  Subsequent to February 29, 2020, the Company drew down the $14.9 million of available borrowing on its revolving line of credit facility to maximize its flexibility during this period of uncertainty.  Cash flows from operating activities for the first two quarters of fiscal 2020 increased 30% to $17.4 million, compared with $13.4 million in the first half of fiscal 2019.

Fiscal 2020 Year-to-Date Financial Results

Consolidated revenue for the first half of fiscal 2020 increased 8% to $112.4 million compared with $104.2 million in the first two quarters of fiscal 2019.  Enterprise Division sales increased 6% to $86.5 million compared with $81.5 million for the first two quarters of fiscal 2019, driven by a 25% increase in AAP and related sales.  Enterprise Division sales were favorably impacted by a 9% increase in domestic direct office revenues, which were primarily attributable to increased subscription and subscription-related revenues.  However, these favorable results were partially offset by significant business disruptions in Asia during the second quarter resulting from the COVID-19 outbreak.  Education Division revenues increased 10% to $22.0 million compared with $20.0 million in the first half of fiscal 2019, primarily due to increased Leader in Me subscription revenues.  Consolidated gross profit for the first two quarters of fiscal 2020 was $80.7 million compared with $72.1 million in the first two quarters of fiscal 2019.  Gross margin for the first half of fiscal 2020 improved 257 basis points to 71.8% of sales compared with 69.2% in the first half of fiscal 2019, reflecting the favorable impact of increased subscription revenues.

Selling, general, and administrative expenses for the first two quarters of fiscal 2019 increased $5.1 million compared with the first half of fiscal 2019, but decreased as a percent of revenue to 67.3% compared with 67.7% in the first half of fiscal 2019.  Increased SG&A expense was primarily due to increased commissions on higher sales, new sales and sales related personnel, and a $1.7 million increase in non-cash stock-based compensation expense.  The Company’s loss from operations through February 29, 2020 improved significantly to $(0.5) million compared with a loss of $(4.2) million in the first two quarters of fiscal 2019.  Adjusted EBITDA for the two quarters ended February 29, 2020 improved 118%, or $4.9 million, to $9.0 million compared with $4.1 million for the first two quarters of fiscal 2019.  In constant currency, the Company’s Adjusted EBITDA increased to $9.3 million for the first half of fiscal 2020.  Including the impact of a significantly increased tax benefit resulting primarily from the exercise of stock options in the second quarter, the Company reported net income of $0.6 million, or $0.04 per diluted share, for the first two quarters of fiscal 2019, compared with a $(4.9) million loss, or $(.35) per share, in the first half of fiscal 2019.

Fiscal 2020 Outlook

Despite the Company’s strong results for the second quarter, and first half of fiscal 2020, given the meaningful COVID-19 impact experienced to date and the uncertainty and fluidity of the ongoing business and educational institution disruptions resulting from the current situation, investors should no longer rely on the Company’s previously released guidance and assumptions for fiscal 2020.  The Company remains confident, however, that once the global economy begins to return to normalcy, the same factors that have driven its growth trajectory this year-to-date, and in recent years, will help the Company to begin to resume accelerated growth.

Earnings Conference Call

On Thursday, April 2, 2020, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 29, 2020.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 49496403.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/ecbnx4pk.  A replay will be available from April 2 (7:30 pm ET) through April 9, 2020 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 49496403#.  The webcast will remain accessible through April 9, 2020 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.

The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income or loss, a comparable GAAP financial measure.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100, Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019

Net sales	$53,745	$50,356	$112,357	$104,185

Cost of sales	15,079	14,990	31,662	32,037
Gross profit	38,666	35,366	80,695	72,148

Selling, general, and administrative	36,221	35,925	75,620	70,568
Depreciation	1,653	1,697	3,273	3,251
Amortization	1,170	1,300	2,340	2,538
Loss from operations	(378)	(3,556)	(538)	(4,209)

Interest expense, net	(544)	(371)	(1,144)	(975)
Loss before income taxes	(922)	(3,927)	(1,682)	(5,184)

Income tax benefit	2,019	410	2,235	310
Net income (loss)	$1,097	$(3,517)	$553	$(4,874)

Net income (loss) per common share:
Basic and diluted	$0.08	$(0.25)	$0.04	$(0.35)

Weighted average common shares:
Basic	13,841	13,937	13,911	13,927
Diluted	13,990	13,937	14,118	13,927

Other data:
Adjusted EBITDA(1)	$4,056	$964	$9,017	$4,133

(1)  The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$1,097	$(3,517)	$553	$(4,874)
Adjustments:
Interest expense, net	544	371	1,144	975
Income tax benefit	(2,019)	(410)	(2,235)	(310)
Amortization	1,170	1,300	2,340	2,538
Depreciation	1,653	1,697	3,273	3,251
Stock-based compensation	1,793	1,043	3,644	1,989
Increase (decrease) in the fair value of contingent
consideration liabilities	(182)	52	(91)	76
Knowledge Capital wind-down costs	-	-	389	-
Licensee transition costs	-	428	-	488

Adjusted EBITDA	$4,056	$964	$9,017	$4,133

Adjusted EBITDA margin	7.5%	1.9%	8.0%	4.0%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Sales by Division/Segment:
Enterprise Division:
Direct offices	$37,973	$36,414	$80,085	$74,885
International licensees	2,691	2,906	6,411	6,583
	40,664	39,320	86,496	81,468
Education Division	10,893	9,698	21,974	20,044
Corporate and other	2,188	1,338	3,887	2,673

Consolidated	$53,745	$50,356	$112,357	$104,185

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$28,702	$27,294	$60,113	$54,364
International licensees	2,237	2,221	5,357	5,084
	30,939	29,515	65,470	59,448
Education Division	6,460	5,429	13,117	11,822
Corporate and other	1,267	422	2,108	878

Consolidated	$38,666	$35,366	$80,695	$72,148

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$4,734	$2,543	$10,444	$6,183
International licensees	1,384	1,218	3,419	2,846
	6,118	3,761	13,863	9,029
Education Division	(1,068)	(909)	(2,171)	(1,174)
Corporate and other	(994)	(1,888)	(2,675)	(3,722)

Consolidated	$4,056	$964	$9,017	$4,133

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 29,	August 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$24,810	$27,699
Accounts receivable, less allowance for
doubtful accounts of $4,076 and $4,242	48,722	73,227
Inventories	2,795	3,481
Prepaid expenses and other current assets	15,531	14,933
Total current assets	91,858	119,340

Property and equipment, net	18,368	18,579
Intangible assets, net	45,350	47,690
Goodwill	24,220	24,220
Deferred income tax assets	7,066	5,045
Other long-term assets	14,923	10,039
	$201,785	$224,913

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$5,000	$5,000
Current portion of financing obligation	2,465	2,335
Accounts payable	8,735	9,668
Deferred subscription revenue	46,746	56,250
Other deferred revenue	7,561	5,972
Accrued liabilities	18,717	24,319
Total current liabilities	89,224	103,544

Term notes payable, less current portion	17,500	15,000
Financing obligation, less current portion	15,379	16,648
Other liabilities	6,587	7,527
Deferred income tax liabilities	180	180
Total liabilities	128,870	142,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	216,045	215,964
Retained earnings	59,956	59,403
Accumulated other comprehensive income	322	269
Treasury stock at cost, 13,209 and 13,087 shares	(204,761)	(194,975)
Total shareholders' equity	72,915	82,014
	$201,785	$224,913